May 2, 2006



You are eligible to participate in the Voluntary Exchange Offer (VEO), an offer that will give you the opportunity to exchange your eligible stock options for restricted shares, or restricted share units (RSUs) in the case of employees who are not U.S. taxpayers, in the new CBS Corporation. Deciding whether to participate in the VEO is an important decision for you and your family. To help guide you through the decision-making process, general information about the VEO is included below. A Participant Statement that contains a complete listing of all your stock option grants that are eligible for exchange through the VEO, a Guide to Reading the Participant Statement and a Workshop Schedule are also included in this package. These materials, along with education and assistance available through Ernst & Young LLP, will help ensure you are equipped with the information you need to make an educated and informed choice about the VEO.


About the VEO
The VEO is scheduled to commence on May 3, 2006 and is expected to conclude at midnight EDT on May 31, 2006. The VEO applies to stock option awards granted prior to January 1, 2006. If you choose to participate in the VEO you will be able to exchange your stock options for restricted shares or RSUs of CBS Corporation Class B Common Stock which are subject to new vesting periods. The type of consideration that you are eligible to receive in the VEO is dependent upon your tax status. If you are subject to U.S. income tax you are only eligible to receive restricted shares in the VEO and if you are not subject to U.S. income tax you are only eligible to receive RSUs.

The number of restricted shares or RSUs that you will be entitled to receive in the VEO will be calculated by dividing (i) 75 percent of the attributed value of options that you properly tender by (ii) the reference price for CBS Corporation Class B Common Stock set forth in the enclosed Participant Statement. The attributed value of your stock options was determined using a commonly-used stock option pricing model, the Black-Scholes valuation method. The reference price was determined by calculating the average of the closing prices of CBS Corporation Class B Common Stock on the New York Stock Exchange for the five consecutive trading days ending on the fifth trading day preceding the commencement of the VEO. The reference price was set on April 26, 2006 based on the scheduled commencement of the VEO on May 3, 2006. The reference price of CBS Corporation Class B Common Stock is $24.9340.

All stock options listed on your Participant Statement have been identified as either "out-of-the-money" or "in-the-money." For purposes of the VEO, stock options are out-of-the-money if the grant price is the same as or higher than the reference price of CBS Corporation Class B Common Stock listed in your Participant Statement. Stock options are in-the-money if the grant price is lower than the reference price of CBS Corporation Class B Common Stock listed in your Participant Statement.



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The price of CBS Corporation Class B Common Stock fluctuates from day-to-day and even within the course of the same day. Therefore, it is possible that the price of CBS Corporation Class B Common Stock at any given time would be higher or lower than the reference price indicated on your Participant Statement and may impact whether a particular stock option grant is technically out-of-the-money or in-the-money. However, this reference price will not change throughout the VEO, regardless of any fluctuations in the CBS Corporation Class B Common Stock price during the VEO. Therefore, your out-of-the-money and in-the-money grants will be as set forth on your Participant Statement.

Making Your Decision
You have two choices to make about your eligible stock options:
1.  Whether to exchange all or none of your out-of-the-money stock options, and
2.  Whether to exchange all or none of your in-the-money stock options.

Regardless of whether the stock options are out-of-the-money or in-the-money, each decision applies to all outstanding stock option grants within that category.

If you choose not to participate in the VEO, your outstanding options will remain outstanding and the current terms and conditions will apply.

Education & Assistance
CBS has engaged Ernst & Young to offer education and assistance tools. Ernst & Young is hosting information sessions to provide education about the VEO and related financial concepts. Telephonic and Web-based streaming video sessions will also be available. Your spouse or partner and financial planner are welcome to participate in telephonic and Web-based streaming video workshops. A complete schedule of workshop dates and locations is included in this package.

Ernst & Young will also offer personal assistance through the VEO Information Line to discuss your individual situation. You must call the VEO Information Line to enroll in a workshop, speak with an Ernst & Young representative or schedule an appointment. To reach the VEO Information Line, call toll-free at
(800) 259-3638 or (201) 872-5800 from an international location. The VEO Information Line is available from 9:00 a.m. EDT to 8:00 p.m. EDT, Monday through Friday, during the offer period.

Smith Barney Account Access
Smith Barney's website at www.benefitaccess.com is the source for all CBS employee stock option grant information and documentation. To view your grant history, you may use the website or speak with a Smith Barney Customer Service Representative by calling (877) 203-7047 toll-free or (212) 615-7081 internationally. After the close of the offer period, any elections made through the VEO will be reflected in your Smith Barney account.

If you have not yet registered to access your Smith Barney account online, please go to www.benefitaccess.com and request a Welcome Kit. You will receive two separate mailings at your address of record within 10 business days that are needed to activate your account. The first is the Welcome Kit that contains a Temporary Internet User Name, Trading PIN, and


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information about and instructions to use the website. The second mailing is a
Temporary Internet Password. It takes 10 business days to receive the information you need to activate your account online. If you have not registered for an account, CBS strongly recommends that you do so immediately.

If you have already registered for an account and received your Welcome Kit with Temporary Internet User Name, Trading PIN and Temporary Internet Password, you may activate your account online at www.benefitaccess.com. You may also request your user name and password at the site if you have forgotten this information. If you have additional questions about establishing or maintaining a Smith Barney account or would like to exercise stock options via the phone, please contact a Smith Barney Customer Service representative at (877) 203-7047.

Blackout Period
At the close of the offer period, which is expected to be at midnight EDT on May 31, 2006, a blackout period will be implemented so that tenders made through the VEO can be processed and reconciled. During the blackout period you will not be able to complete any stock option transactions through Smith Barney. All employees will be affected by the blackout regardless of whether they were eligible to participate in the VEO program.

Please be sure to review all VEO communications and attend a workshop session to understand the VEO and its impact to you so that you can make an informed decision. All communications about the VEO, including workshop materials, are posted at http://HR.CBS.com.


Legal Notices
The underlying plan for the Voluntary Exchange Offer is subject to shareholder approval. The Voluntary Exchange Offer will be governed by the actual terms and conditions which will be set forth in the Offer to Exchange provided to you at the commencement of the offer.

CBS Corporation ("CBS") has not commenced the Voluntary Exchange Offer to which this communication pertains. Holders of CBS stock options are strongly advised to read the Offer to Exchange that will be filed on Schedule TO (Tender Offer) and other documents related to the Voluntary Exchange Offer to be filed with the Securities and Exchange Commission when they become available because they will contain important information. Holders of CBS stock options may obtain copies of these documents for free, when available, at the Securities and Exchange Commission website at www.sec.gov or from CBS's Human Resources department.




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